EXHIBIT 99.1

NEWS RELEASE
Galoob Toys, Inc.
                                   CONTACT:   ROGER KOWALSKY
                                              EXECUTIVE VICE PRESIDENT
                                              AND CHIEF FINANCIAL OFFICER
                                              500 FORBES BOULEVARD
                                              SO. SAN FRANCISCO, CA  94080
                                              PHONE:   (415) 952-1678, EXT. 2282
                                              FAX: (415) 589-5092

                                              JEANNE COLE, LUCASFILM LTD.
                                              PHONE:  (415) 662-1962

                                              FOR IMMEDIATE RELEASE
                                              OCTOBER 14, 1997


                               GALOOB TOYS SECURES
                         SMALL-SCALE-TOY RIGHTS FOR THE
                           NEXT THREE STAR WARS MOVIES

                LUCAS COMPANIES TAKE MAJOR EQUITY STAKE IN GALOOB

SO. SAN FRANCISCO, Calif. (October 14, 1997) -- Galoob Toys, Inc. (NYSE: GAL) today announced that it has entered into an exclusive, worldwide license with Lucas Licensing Ltd. to make small-scale figures, vehicles, playsets and accessories for the next three Star Wars movies. Building on a relationship that began in 1992 with the highly successful introduction of Star Wars Micro Machines(R), this Star Wars license will last well into the next decade. In addition, Galoob's current rights to market toys based on the original Star Wars trilogy have been included in the new license.

In a separate agreement Galoob has also acquired long-term preferential negotiating rights from Lucasfilm Ltd. for the same categories of toys based on new Lucasfilm movies.

"Star Wars is the great long-term growth opportunity in boys' action toys for years to come," said Mark Goldman, president and CEO of Galoob Toys, Inc., "and it is extraordinary for a company of Galoob's size to be given an opportunity so large. These arrangements fundamentally change Galoob, creating a stability and an assured access to growth previously unavailable to us."

"Galoob has shown outstanding creativity and an extraordinary ability in this toy category," said Gordon Radley, president of Lucasfilm Ltd. "Our long-term commitment to Galoob in this toy category represents a very large investment in Galoob's exciting future, and we look forward to the opportunity of working with Galoob not only on Star Wars but on other Lucasfilm movies."

In consideration of these agreements Galoob has granted the Lucas companies warrants for slightly less than 20% of Galoob's issued and outstanding common stock, equal to approximately 3.6 million shares as of the closing date, at an exercise price of $15.00 per share. The new Star Wars agreement also calls for advance payments against future royalties of $140 million payable as the three new films are released.

"Galoob's leadership in small-scale toys is undisputed," said Howard Roffman, vice president of Lucas Licensing Ltd. "We are looking forward to working with Galoob on the new Star Wars films to bring the magic of Star Wars to a new generation of children around the world."

"Star Wars is the most successful film-based merchandising program in history," said Gary Niles, Galoob's executive vice president, marketing. "With the highly anticipated new Star Wars films, we expect growth of a magnitude greater than ever experienced in our company's history."

The cornerstones of the Star Wars licensing program have been the categories of basic toys and games, small-scale toys, which are the subject of the new agreement with Galoob, video and computer games, and a broad-based book and comic publishing program.

Galoob Toys, Inc. designs, develops, markets and sells high quality toys worldwide. For more information about the Company and its products, visit Galoob's World Wide Web site at http://www.galoob.com.

Lucasfilm Ltd. is one of the leading film and entertainment companies in the world. Lucasfilm Ltd.'s businesses include George Lucas' film and television production and distribution activities as well as the business activities of the THX Group. Lucasfilm's feature films have won 17 Oscars and received 56 Academy Award nominations, and its television projects have won 12 Emmy Awards.

The Lucas group of companies also include LucasArts Entertainment Company, Lucas Digital Ltd., and Lucas Licensing Ltd. LucasArts Entertainment Company is a leading international developer and publisher of entertainment software, whose games have won critical acclaim with more than 100 industry awards for excellence. Lucas Digital Ltd., which consists of Industrial Light & Magic (ILM) and Skywalker Sound, services the digital needs of the entertainment industry for visual effects and audio post-production. ILM has won 14 Academy Awards for Best Visual Effects and 12 Technical Achievement Awards. Skywalker Sound has been honored with 10 Academy Awards. Lucas Licensing Ltd. is responsible for the licensing of all of Lucasfilm's film and television properties.




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